Exhibit 10.44

SAFETY QUICK LIGHTING & FANS CORP.

DIRECTOR COMPENSATION POLICY

The Director Compensation Policy is intended to address compensation for all duly appointed members of the Board of Directors (the "Board") of Safety Quick Lighting & Fans Corp. (the "Company") who are not employees of the Company ("Eligible Directors"). All Directors shall receive reimbursement for reasonable travel expenses incurred to attend Board and committee meetings.

The new Eligible Director shall receive, upon his or her initial election to the Board: (i) 50,000 common shares; and (ii) an initial option to purchase 150,000 shares of Company’s common stock at price per share equal to the Fair Market Value defined as follows:

1.	The previous trade day closing price of the Common Stock or, in the absence of a public market closing price:
2.	The offering price of:
a.	the most recent completed private placement of Common Stock or
b.	the conversion price of the most recent completed private placement of a convertible note.

The options will vest monthly and be fully vested after one year. Each new Eligible Director shall also receive the same annual retainer as the other Eligible Directors specified above, prorated based on the date of such Eligible Director's appointment to the Board. The initial payment will be made upon appointment to the Board with subsequent payments, if any, occurring with the payments to the other Eligible Directors.

Thereafter, Eligible Directors shall receive additional grants of 25,000 option shares annually. Like the initial grants, the options will vest monthly, be fully vested after one year, and priced at the then Fair Market Value on the date of grant. All options granted pursuant to this Policy shall have a five (5) year term.

Eligible Directors shall also receive the following:

1.	For attending each Board meeting as recorded in the minutes of such meeting. For each meeting attended in person, each Eligible Director will receive an option to purchase 10,000 shares of the Company’s common stock. For each meeting of the Board attended telephonically or by videoconference, each Eligible Director will receive an option to purchase 5,000 shares of the Company’s common stock. All option grants will be priced at the then fair market value.
2.	The Chairperson of the Board shall receive option to purchase 100,000 shares of the Company’s common stock as an annual retainer, payable quarterly priced at the then fair market value, unless as otherwise provided in his compensation agreement with the Company.
3.	The Chairperson of the Corporate Governance and Nominating Committee of the Board shall receive an additional option to purchase 25,000 of the Company’s common stock as an annual retainer, payable quarterly priced at the then fair market value.
4.	The Chairperson of the Audit Committee of the Board shall receive an annual retainer of common shares equal to $12,000 plus an option to purchase 50,000 of the Company’s common stock, payable quarterly with respect to the prior full calendar quarter, based on then Fair Market Value.
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5.	The Chairperson of the Compensation Committee of the Board shall receive an additional option to purchase 30,000 of the Company’s common stock as an annual retainer, payable quarterly priced at the then Fair Market Value.
6.	The other members of the Audit Committee of the Board shall receive an additional option to purchase 15,000 shares of the Company’s common stock as an annual retainer, payable quarterly priced at the then Fair Market Value.
7.	The other members of the Corporate Governance and Nominating and Compensation Committees of the Board shall receive an additional option to purchase 10,000 of the Company’s common stock as an annual retainer, payable quarterly priced at the then Fair Market Value.

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